AMENDMENT TO THE
PROFESSIONALLY MANAGED PORTFOLIOS
FUND ACCOUNTING SERVICING AGREEMENT

THIS AMENDMENT, dated as of the 13th day of July 2015, to the Fund Accounting Servicing Agreement, dated as of June 22, 2006, as amended (the “Agreement”), is entered into by and between Professionally Managed Portfolios, a Massachusetts business trust (the “Trust”), on behalf of its separate series, the Trillium Funds, listed on Exhibit FF attached hereto (as amended from time to time), and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into an Agreement; and

WHEREAS, the parties desire to amend the series of the Trust to add funds; and

WHEREAS, Section 15 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit FF to the Agreement is hereby added and attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

PROFESSIONALLY MANAGED PORTFOLIOS	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Elaine E. Richards	By: /s/ Michael R. McVoy

Name: Elaine E. Richards	Name: Michael R. McVoy

Title: President	Title: Executive Vice President

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Exhibit FF to the
Professionally Managed Portfolios Fund Accounting Servicing Agreement

Name of Series	Date Added
Trillium All Cap Fund	on or after July 29, 2015
Trillium Small/Mid Cap Fund	on or after July 29, 2015

Fund Accounting, Fund Administration & Portfolio Compliance, and Chief Compliance Officer (CCO) Services Fee Schedule at July, 2015

Annual Fee Based Upon Average Net Assets Per Fund*
[ ] basis points on the first $[ ]
[ ] basis points on the next $[ ]
[ ] basis points on the balance
Minimum annual fee:  $[ ] per fund (normally $[ ])

▪ Additional fee of $[ ] for each additional class and/or for a Controlled Foreign Corporation (CFC)
▪ Additional fee of $[ ] per manager/sub-advisor per fund

Services Included in Annual Fee Per Fund
▪	Advisor Information Source – On-line access to portfolio management and compliance information.
▪	Daily Performance Reporting – Daily pre and post-tax fund and/or sub-advisor performance reporting.
▪	USBFS Legal Administration (e.g., registration statement update)

Pricing Services**
▪	$[ ] - Domestic Equities, Options, ADRs
▪	$[ ] - Domestic Corporate/Convertible/Gov’t/Agency Bonds, Foreign Equities, Futures, Forwards, Currency Rates, Mortgage Backed Securities
▪	$[ ] - CMOs, Municipal Bonds, Money Market Instruments, Foreign Corporate/Convertible/Gov’t/Agency Bonds, Asset Backed Securities, High Yield Bonds
▪	$[ ] - Bank Loans
▪	$[ ] - Credit Default Swaps
▪	$[ ] - Swaptions, Index Swaps
▪	$[ ] - Interest Rate Swaps, Foreign Currency Swaps, Total Return Swaps, Total Return Bullet Swaps

NOTE: Prices above are based on using U.S. Bancorp primary pricing service which may vary by security type and are subject to change.  Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non- standard security type, such as CLOs and CDOs, which may result in additional fees.  All schedules subject to change depending upon the use of unique security type requiring special pricing or accounting arrangements.

Corporate Action & Manual Pricing Services
▪	$[ ] /Foreign Equity Security per Month for Corporate Action Service
▪	$[ ] /Domestic Equity Security per Month for Corporate Action Service
▪	$[ ] /Month Manual Security Pricing (>[ ]/day)

Fair Value Services (Charged at the Complex Level)**
▪	$[ ] on the First [ ] Securities
▪	$[ ] on the Balance of Securities

Chief Compliance Officer Annual Fees (Per Advisor Relationship/Fund)*
▪	$[ ] for the each of the [ ] funds (subject to Board approval)
▪	$[ ] /sub-advisor per fund

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Exhibit FF (continued) to the
Professionally Managed Portfolios Fund Accounting Servicing Agreement

Fund Accounting, Fund Administration & Portfolio Compliance, and Chief Compliance Officer (CCO) Services Fee Schedule (continued) at July, 2015

Out-Of-Pocket Expenses
Including but not limited to corporate action services, fair value pricing services, factor services, SWIFT processing, customized reporting, third-party data provider costs (including Bloomberg, S&P, Moody’s, Morningstar GICS, MSCI, Lipper, etc.), postage, stationery, programming, special reports, proxies, insurance, EDGAR/XBRL filing, retention of records, federal and state regulatory filing fees, expenses from Board of directors meetings, third party auditing and legal expenses, wash sales reporting (GainsKeeper), tax e-filing, PFIC monitoring, conversion expenses (if necessary), and CCO team travel related costs to perform due diligence reviews at advisor or sub-advisor facilities.

Additional Services
Available but not included above are the following services – additional legal administration (e.g., subsequent new fund launch), daily compliance testing, Section 15(c) reporting, equity & fixed income attribution reporting, electronic Board book portal (BookMark), and additional services mutually agreed upon.

*Subject to annual CPI increase, Milwaukee MSA.
** Per security per fund per pricing day.
Fees are calculated pro rata and billed monthly.

Advisor’s Signature below acknowledges approval of the fund accounting fee schedule on this Exhibit FF.

Trillium Asset Management, LLC

By:     /s/ Michelle McDonough

Name:   Michelle McDonough

Title:      Partner                                                          Date:           7/14/2015

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